EXHIBIT 3
                                                                     ---------

                             GE CAPITAL REAL ESTATE
                               292 LONG RIDGE ROAD
                               STAMFORD, CT 06927



                                                               April 29, 2002

Security Capital Group Incorporated
125 Lincoln Avenue
Santa Fe, New Mexico 87501
Attention:  Jeffrey A. Klopf, Esq.

           Re:  ProLogis Trust ("ProLogis") Stock Election

Dear Mr. Klopf:

           Reference hereby is made to the Agreement and Plan of Merger, dated as of December 14, 2001 (the "Merger Agreement"), by and among Security Capital Group Incorporated, a Maryland corporation ("Security Capital"), General Electric Capital Corporation, a Delaware corporation ("GE Capital"), and EB Acquisition Corp., a Maryland corporation and indirect wholly owned subsidiary of GE Capital ("Merger Sub"). Capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

            Pursuant to Section 2.6 (a) of the Merger Agreement, GE Capital hereby elects the Stock Election and designates an aggregate of 39,121,830 shares of the ProLogis Common Stock owned by Security Capital as the total number of shares of ProLogis Common Stock to be a part of the Merger Consideration. Pursuant to such election, the Class B Stock Consideration shall be equal to 0.23015373 shares of ProLogis Common Stock (derived by multiplying 39,121,830 shares of ProLogis Common Stock by 0.0000000058830, the Class B Per Share Factor).

           The aggregate number of shares of ProLogis Common Stock to be distributed by Security Capital at the Effective Time pursuant to the Stock Election described above will be based on the actual number of Shares of Security Capital outstanding at such time. Based on the current number of outstanding Shares of Security Capital, GE Capital's Stock Election will result in Security Capital retaining approximately 9.8% of the outstanding shares of ProLogis Common Stock following the Merger.

           In accordance with Section 2.6 (c) of the Merger Agreement, GE Capital hereby reserves its right to revoke the Stock Election at any time on or before May 4, 2002.


                    [Signatures to appear on following page]


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           Please acknowledge your agreement with the foregoing by signing where indicated below and returning by facsimile a copy to my attention at (203) 357-6768.



                                     Sincerely,

                                     GENERAL ELECTRIC CAPITAL CORPORATION

                                     By: /s/ Alec Burger
                                         --------------------------------------
                                         Name: Alec Burger
                                         Title: Senior Vice President -
                                                 Business Development


Acknowledged and agreed to:

SECURITY CAPITAL GROUP INCORPORATED

By: /s/ Jeffrey A. Klopf
    --------------------------------------
    Name: Jeffrey A. Klopf
    Title: Senior Vice President


cc:  Adam Emmerich, Esq.
     Wachtell, Lipton, Rosen & Katz
     51 West 52nd Street
     New York, New York 10019






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